EXHIBIT 99.2

NEWS RELEASE FOR MORE INFORMATION, CONTACT: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR TO STRENGTHEN CAPITAL POSITION BY RAISING
$100 MILLION
TROY, Mich. (May 16, 2008) — Flagstar Bancorp, Inc. (NYSE:FBC), announced today that it entered into definitive agreements to raise an aggregate $100 million through direct sale of equity securities to seven institutional investors, to Thomas J. Hammond, Chairman of the Company and to Mark T. Hammond, Vice Chairman, President and Chief Executive Officer. With the proceeds of the offering, the Company will strengthen its regulatory capital position.
“Until such time as the capital markets normalize and the residential real estate market shows signs of improvement, we plan to operate at capital levels that are higher than our historic norms. We believe that the structure of this transaction strikes a prudent balance between raising additional capital in accordance with our plan and limiting the amount of dilution to existing shareholders,” said Mr. Mark Hammond.
The transaction involves the sale of 11,365,000 shares of its common stock at a purchase price of $4.25 per share to the institutional investors and the sale of 635,000 shares of its common stock, in the aggregate, to Mr. Thomas Hammond and Mr. Mark Hammond at a purchase price of $5.88 per share, the closing price of the Company’s common stock on May 14, 2008. In addition, the Company issued 47,982 shares of mandatory convertible non-cumulative perpetual preferred stock to the institutional investors at a purchase price and liquidation preference of $1,000 per share. After receipt of the approval of the Company’s shareholders, the convertible preferred stock will automatically convert into the Company’s common stock at an initial exercise price of $4.25 per share, subject to customary anti-dilution adjustments. The institutional investors have anti-dilution protection if the Company issues additional shares of common stock in the next twelve months.
The Company intends to call a special shareholders’ meeting to approve conversion of the preferred stock into common stock. The Company has entered into a voting agreement with stockholders holding approximately 45% of the outstanding common stock of the Company pursuant to which those stockholders have agreed to vote for the conversion of the preferred stock into the Company’s common stock. Further details about the private offering and the terms of the securities will be available in the Company’s Form 8-K to be filed with the SEC.
Lehman Brothers served as sole placement agent to Flagstar in the transaction.
Flagstar Bancorp, with $15.9 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2008, Flagstar operated 167 banking centers in Michigan, Indiana and Georgia and 138 home loan centers in 26 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.